EXHIBIT 10.31

TO:

2005 EXECUTIVE INCENTIVE PLAN (EIP)

THORATEC CORPORATION

EXECUTIVE INCENTIVE PLAN (EIP)

Cardiovascular Business

FY 2005

TO:

2005 EXECUTIVE INCENTIVE PLAN (EIP)

I.	Objective

Thoratec’s Executive Incentive Plan, hereinafter referred to as EIP is intended to reward executive personnel who significantly impact and influence Thoratec’s productivity in proportion to their accomplishment of specified objectives.

The purpose of the plan is to ensure maximum return to Thoratec by encouraging greater initiative, resourcefulness, teamwork and efficiency on the part of senior management whose performance and responsibilities directly affect company profits.

Awarding of the bonus will be based on accomplishing a set of annual objectives, determined by the Chief Executive Officer (“CEO”) and the Board of Directors, typically at the beginning of the year. Bonus determinations and payouts will take place after the financial statements have been prepared for the fiscal year.

II.	Determination Of The Fund

The availability of, and participants in, the fund will be set by the CEO and approved by the Board of Directors as part of the annual budgeting process.

III.	Effective Date

The effective date of this program is January 2, 2005, the beginning of the plan year, and will continue in effect until December 31, 2005, or until terminated or amended by the Board of Directors. This plan supersedes all prior EIP plans.

IV.	Eligibility

Participation in the plan is limited to Officers and others in comparable levels of responsibility who have a direct and significant influence on Thoratec’s growth and profitability. Employees must be regular and not eligible for any other Thoratec commission, bonus or incentive plan in order to be eligible to participate in the EIP.

Participating employees will be determined at the beginning of the fiscal year, or at such time during the Fiscal Year that an employee achieves an eligible position. Employees will be notified of their eligibility and plan objectives, as soon as possible after the determination by the CEO or Board of Directors.

Individuals must be employed by Thoratec at the close of the fiscal year in order to be eligible for an award under the EIP except participants who are involuntarily terminated due to a divestiture, plant closing, reorganization or reduction in force during the plan year may receive an award on the prorated basis described in Section VIII, Plan Administration, Prorated Awards, [subject to approval by the CEO]. These monies will be paid out at the usual and customary time of payment

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2005 EXECUTIVE INCENTIVE PLAN (EIP)

of all bonuses. For purposes of this plan, termination shall mean the day the employee leaves the job, which may not necessarily be the last day on the payroll.

V.	Incentive Objectives

Objectives will be agreed to by the CEO with the Executive Officers reporting to him and with concurrence by the Board of Directors as necessary. Generally, there will be a minimum of four up to a maximum of seven objectives, which will include two or more corporate financial objectives. Each objective will be weighted according to its importance, which weight will determine the percentage of the bonus awarded for completion of that objective. (See Section VI below.)
After approval, copies of these goals must be submitted to the Vice President of Human Resources.

VI.	Bonus Opportunity and Award

The award opportunity will be expressed as a percentage of the participant’s base salary at the close of the fiscal year. The award will be approved by the Board of Directors or the CEO, and will be consistent with the participant’s peers within the company.

The amount that a participant actually receives for the full fiscal year will be based upon the extent to which the set objectives have been achieved. The participant will receive a percentage of the total award opportunity corresponding to the percentage of each objective accomplished and the weight assigned to the objective. Evaluations of performance against management and business plan objectives are made for the full year prior to fiscal year-end payment.

VII.	Performance Goal and Payout

In addition to your individual goals, everyone will have two company-oriented financial goals that will be achieved according to the following guidelines:

		Revenue Cash			Operating Earnings (1)
		Goal		Award	Goal		Award
Threshold	= to, or >	$	*	50%	$	*	50%
Target	= to, or >	$	*	100%	$	*	100%

Note: If revenue is less than $* (95% of target), no payment is earned for that objective. If Cash Operating Earnings is less than $* (90% of target), no payment is earned for that objective. If actual results fall between threshold and target, interpolate between them to get actual payout percentage. This percentage will be multiplied times the weight given the objective in your individual plan to determine the achievement. Quarterly revenue and cash operating earnings information may be released at the end of each quarter, after earnings have been disclosed to the public.

(1)	Cash operating earnings is defined as GAAP net income for the Cardiovascular Division excluding the effect of amortization of goodwill and purchased intangibles, in process research and development, merger restructuring and unusual costs, stock-based employee compensation

*	Amounts to be determined by the Compensation and Option Committee of the Board of Directors.

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2005 EXECUTIVE INCENTIVE PLAN (EIP)

expense, income tax expense (benefit) and special incentive awards. Additionally, other income/expenses at the Corporate level are excluded as well as all Corporate departmental expenses related to Corporate Administration, Investor Relations, Finance & Accounting, Human Resources and Information Technology and income and expenses related to the ITC Division.

VIII.	Over-Achievement Award Opportunity/Performance Accelerator

In addition, each EIP participant will receive a [x]** % increase for every [y]**% increase in Cash Operating Earnings over the target level.

IX.	Plan Administration

Prorated Awards. Individuals who are promoted to eligible positions during the plan year, new hires into eligible positions and eligible employees who are either on leave or on active written warning for part of the year may be awarded partial bonuses under this program, based on the accomplished objectives and their respective weights, subject to the approval of the CEO.

Transfers. In the event of transfer of an eligible participant to another position or department, the transferring manager will evaluate EIP results for prorated award (see Prorated Awards above) at the end of the year, and forward copies to the Human Resources Department. The hiring manager will be responsible for setting the key business plan objectives for the balance of the year, if applicable, and forwarding the original to Human Resources for approval. Awards based on these objectives will be prorated (see Prorated Awards above) as well, for end of the year payment.

Authority. The Board of Directors shall have the full power and authority to construe, interpret and administer the plan. All decisions, actions or interpretations of the Board of Directors shall be final and conclusive and binding on all parties. This program shall be administered by the Human Resources Department.

X.	General Provisions

•	The Executive Incentive Plan for 2005 may be reviewed and revised at the Board’s discretion.

•	Nothing in this plan shall be construed to limit in any way the right of Thoratec Corporation to terminate an employee’s employment at any time, with or without cause or notice, nor shall it be evidence of any agreement or understanding, expressed or implied, that Thoratec or any of its subsidiaries will employ an employee in any particular position, for any particular period of time, ensure participation in any incentive programs, or the granting of awards from such programs as they may from time to time exist or be constituted. Thoratec reserves the right to discontinue or alter the plan at its sole discretion at any time with or without notice.

**	Percentages for [x] and [y] to be determined by the Compensation and Option Committee of the Board of Directors.

TO:

2005 EXECUTIVE INCENTIVE PLAN (EIP)

ACKNOWLEDGEMENT

I                                                                                  hereby acknowledge that I have received, read and understand the 2005 Executive Incentive Plan and agree to the conditions therein.

Signature	Date